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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                                   SQA, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   784637100
--------------------------------------------------------------------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 78463710                   13G                PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      North Bridge Venture Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          506,363
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          506,363
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      506,363

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.24%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 78463710                   13G                PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      North Bridge Venture Management, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          506,363
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          506,363
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      506,363

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.24%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 78463710                   13G                PAGE 4 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edward T. Anderson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          41,728
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          853,124
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             41,728

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          853,124
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      894,852

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.03%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 78463710                   13G                PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard A. D'Amore

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          506,363
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          506,363
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      506,363

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.24%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 11 pages

-----------------------                                  ---------------------
  CUSIP NO. 78463710                   13G                PAGE 6 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert Walkingshaw

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          853,124
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          853,124
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      853,124

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.52%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 11 pages

     Item 1(a).  Name of Issuer: SQA, Inc.
                 --------------

     Item 1(b).  Address of Issuer's Principal Executive Offices: One Burlington
                 -----------------------------------------------
                 Woods Drive, Burlington, MA 01803


Item 2(a)                                                  Item 2(b)                             Item 2(c)
---------                                                  ---------                             ---------

                                                                                            Citizenship or Place
Name of Person Filing                                      Address                             of Organization
---------------------                                      -------                             ----------------

North Bridge Venture  Partners, L.P.                       404 Wyman Street                        Delaware
  ("North  Bridge"), a  Delaware                           Suite 365
  limited partnership                                      Waltham, MA 02154

North Bridge Venture Management, L.P.                      404 Wyman Street                       Delaware
  ("North Bridge Management"), a                           Suite 365
  Delaware limited partnership, and the                    Waltham, MA 02154
  sole general partner of North Bridge

Edward T. Anderson, Richard A. D'Amore and                 404 Wyman Street                    United States
  Robert Walkingshaw (the "General Partners"),             Suite 365
  general partners of North Bridge Management              Waltham, MA 02154



Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value.
            ----------------------------

Item 2(e).  CUSIP Number: 784637100
            -------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            ------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

            (a)  [ ]  Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act.

            (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                      Act.

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

            (e)  [ ]  Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940.

            (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

            (g)  [ ]  Parent Holding Company, in accordance with Rule 13d-
                      1(b)(ii)(G) of the Act.

            (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

          None of the above.

                              Page 7 of 11 pages

     Item 4.  Ownership.
              ---------

          (a)  Amount Beneficially Owned:

               Each of North Bridge, North Bridge Management and Mr. D'Amore may be deemed to own beneficially 506,363 shares of Common Stock as of December 31, 1996. Mr. Anderson may be deemed to own beneficially 894,852 shares of Common Stock as of December 31, 1996. Mr. Walkingshaw may be deemed to own beneficially 853,124 shares of Common Stock as of December 31, 1996.

               North Bridge is the record owner of 506,363 shares of Common Stock (the "North Bridge Shares"). By virtue of the affiliate relationship between North Bridge and North Bridge Management, North Bridge Management may be deemed to beneficially own the North Bridge Shares. Additionally, in their capacities as individual general partners of North Bridge Management, each of the General Partners may be deemed to own beneficially the North Bridge Shares. North Bridge Management and each of the General Partners disclaim beneficial ownership of the North Bridge Shares except to the extent of their proportionate pecuniary interest therein.

               ABS Ventures III Limited Partnership ("ABS"), a Delaware limited partnership, is the record owner of 346,761 shares of Common Stock (the "ABS Shares"). By virtue of the affiliate relationship between ABS and Calvert Capital, L.P. ("Calvert"), Calvert may be deemed to own beneficially the ABS Shares. Additionally, in their capacities as individual general partners of Calvert, Mr. Anderson and Mr. Walkingshaw may be deemed to own beneficially the ABS Shares. Mr. Anderson and Mr. Walkingshaw disclaim beneficial ownership of the ABS Shares except to the extent of their proportionate pecuniary interest therein.

          (b)  Percent of Class:

               North Bridge: 6.24%; North Bridge Management: 6.24%; Mr. D'Amore:
               6.24%; Mr. Anderson: 11.03% and Mr. Walkingshaw: 10.52%. The foregoing percentages are calculated based on the 8,111,480 shares of Common Stock outstanding as of December 31, 1996.

          (c)  Number of shares as to which each such person has:

              (i) North Bridge, North Bridge Management, Mr. D'Amore and Mr. Walkingshaw each have sole power to vote or direct the vote of -0- shares of Common Stock. Mr. Anderson has sole power to vote or direct the vote of 41,728 shares of Common Stock.

             (ii) North Bridge, North Bridge Management and Mr. D'Amore have shared power to vote or to direct the vote of 506,363 shares. Mr. Anderson and Mr. Walkingshaw have shared power to vote or direct the vote of 853,124 shares of Common Stock.

            (iii)   North Bridge, North Bridge Management, Mr. D'Amore  and
                    Mr. Walkingshaw each have sole power to dispose or to direct the disposition of -0- shares of Common Stock. Mr. Anderson has sole power to dispose or to direct the disposition of 41,728 shares of Common Stock.

            (iv) North Bridge, North Bridge Management and Mr. D'Amore have shared power to dispose or to direct the disposition of 506,363 shares. Mr. Anderson and Mr. Walkingshaw have shared power to dispose or to direct the disposition of 853,124 shares of Common Stock.


                              Page 8 of 11 pages

     Item 5.  Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Not applicable.

     Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not applicable.

     Item 7.  Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company.
              ------------------------------------------------------------

              Not applicable.

     Item 8.  Identification and Classification of Members of the Group.
              ---------------------------------------------------------

              Not applicable. North Bridge, North Bridge Management and each of the General Partners expressly disclaim membership in a "group" and are not filing this schedule pursuant to Rule 13d-1(b)(ii)(H).

     Item 9.  Notice of Dissolution of Group.
              ------------------------------

              Not applicable.

     Item 10. Certification.
              -------------

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 11, 1997


NORTH BRIDGE VENTURE PARTNERS, L.P.

By:  North Bridge Venture Management, L.P.


By: /s/ Edward T. Anderson
   -------------------------------
         General Partner



NORTH BRIDGE VENTURE MANAGEMENT, L.P.


By:  /s/ Edward T. Anderson
   ------------------------------------
       General Partner



  /s/ Edward T. Anderson
--------------------------------------------
Edward T. Anderson



/s/ Richard A. D'Amore
--------------------------------------------
Richard A. D'Amore



/s/ Robert Walkingshaw
--------------------------------------------
Robert Walkingshaw

                              Page 10 of 11 pages

                                                                       Exhibit 1


                                   AGREEMENT
                                   ---------


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of SQA, Inc. by North Bridge Venture Partners, L.P.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED as a sealed instrument this 11th day of February, 1997.


NORTH BRIDGE VENTURE PARTNERS, L.P.

By:  North Bridge Venture Management, L.P.


          By:  /s/ Edward T. Anderson
             ------------------------
              General Partner



NORTH BRIDGE VENTURE MANAGEMENT, L.P.


By: /s/ Edward T. Anderson
   ----------------------------------
   General Partner



 /s/ Edward T. Anderson
-----------------------------------
Edward T. Anderson



 /s/ Richard A. D'Amore
-----------------------------------
Richard A. D'Amore



  /s/ Robert Walkingshaw
-----------------------------------
Robert Walkingshaw


                              Page 11 of 11 pages